Exhibit 99

(1) As previously disclosed, as a result of contractual obligations to a limited partner, on September 27, 2004, CC/M NitroMed Holdings, L.P. distributed its shares of Common Stock of the Issuer to such limited partner and to its general partner, Care Capital I, LLC.  On October 18, 2004, in accordance with its operating agreement, Care Capital I, LLC distributed all of its 82,378 shares of the Issuer's Common Stock to its partners on a pro-rata basis and without consideration therefor. Except for Dr. Karabelas, David Ramsay and Jan and Lotte Leschly Trading Partners, LP, all of the other partners of Care Capital I, LLC are not otherwise affiliated with Care Capital LLC, Care Capital I, LLC and Care Capital II, LLC.  Each of Care Capital LLC, Care Capital I, LLC and Care Capital II, LLC disclaims beneficial ownership of such shares being distributed to its partners, except for the 70,604 shares of Common Stock being distributed to Dr. Karabelas, Mr. Ramsay and Jan and Lotte Leschly Trading Partners, LP.

(2) Not applicable.

(3) The number of shares of Common Stock reported in column 5 of Table I consists of shares held by each of the entities listed in the table below:

Holder	No. of Shares of Common Stock
Jan and Lotte Leschly Trading Partners, LP	36,885	shares
David Ramsay	22,540	shares
CC NitroMed Holdings, L.P.	281,954	shares
CC/Q Partners, L.P.	617,486	shares
Care Capital Investments II, L.P.	405,591	shares
Care Capital Offshore Investments II, L.P.	27,825	shares
Total	1,392,281	shares

 Care Capital I, LLC is the general partner of CC NitroMed Holdings, L.P. and CC/Q Partners, L.P.  Care Capital II, LLC is the general partner of Care Capital Investments II, L.P. and Care Capital Offshore Investments II, L.P.  Care Capital LLC is the manager of each of these general partners.

 Each of Dr. Karabelas, Mr. Ramsay and Mr. Leschly is a partner of Care Capital LLC, Care Capital I, LLC and Care Capital II, LLC.

 Dr. Karabelas disclaims beneficial ownership of the shares held by each of the respective funds managed by Care Capital LLC, Care Capital I, LLC and C are Capital II, LLC, except to the extent of his pecuniary interest therein, and the inclusion of these shares in this report shall not be deemed an admission of beneficial ownership of all of the reported shares for purposes of Section 16 or for any other purpose.

(4) Dr. Karabelas acquired such shares as set forth in footnote 1 above.